Spencer Clarke

Investment Banking
MEMBER FINRA • SIPC
1111 Lincoln Road, Suite 500
Miami Beach, FL33139
(P) 212-446-6100 • (F) 212-446-6191
www.spencerclarke.com

December 13, 2022

ZERIFY, INC
Attn:Mark L. Kay -Chief Executive Officer
1090 King Georges Post Road, Suite 603
Edison, NJ 08837

RE: Addendum to July 7 2020 Letter, October 16, 2022 and November 4, 2022 Addendum
Supersedes any other addendum
Engagement between Spencer Clarke LLC and Zerify, Inc.
REGA Filed October 12, 2022

Upon acceptance, (indicated by your signature below), this Addendum agreement (the "**Addendum**") will confirm the updates, changes and modifications of the July 7, 2020 Letter of Engagement and further clarifies the October 16, 2022 and November 4, 2022 Addendum between the Placement Agent and the Company.

The following paragraph will replace Schedule A -- Equity/Debt/Warrant Placement Fees

Equity/Debt/Warrant Placement Fees

Reg A Offerings or 3(A)(10) Fees: 5% cash fee. No warrants will be issued as additional compensation for the above referenced REGA offering.

Agreed to and Accepted this 13th day of December, 2022:

For: ZERIFY, INC

By: [signature]
Name: Mark L. Kay
Title: Chief Executive Officer

For: SPENCER CLARKE LLC

[signature: Charles Smulevitz]
Name: Charles Smulevitz
Title: CCO